Exhibit 99.1

CONTACTS
Brocade Media Relations John Noh Tel: 408.333.5108 jnoh@brocade.com	Brocade Investor Relations Rob Eggers Tel: 408.333.8797 reggers@brocade.com

Brocade Names Lloyd Carney as Chief Executive Officer
Track Record of Delivering Growth and Shareholder Value in Almost
30 Years in the High-Tech Industry

SAN JOSE, Calif. - Jan. 14, 2013 -- Brocade (Nasdaq: BRCD) today announced that its Board of Directors unanimously appointed networking industry veteran Lloyd Carney to the position of chief executive officer effective immediately. In addition to his role as CEO, Mr. Carney will join Brocade's board of directors. Mr. Carney succeeds Michael Klayko, who has served as CEO since 2005.
“After a thorough and robust search process, the Board believes that Mr. Carney is the ideal leader to take Brocade to the next level,” said David House, the chairman of the Brocade Board of Directors. “Mr. Carney has a relentless passion for driving innovation and operational excellence. These characteristics, combined with his track record of execution including delivering growth and increasing shareholder value, make him an outstanding choice to lead Brocade into its next phase.”
Mr. Carney, 50, has built a distinguished career during his nearly 30 years in the high-tech industry including a number of senior leadership positions at various networking and semiconductor companies. Most recently, Mr. Carney was CEO and member of the board of directors at Xsigo Systems, a privately held company specializing in data center virtualization, where he positioned the company to take advantage of emerging technology opportunities including cloud computing and software-defined networking.
Previously, Mr. Carney was CEO of Micromuse, Inc., which specialized in network management software and later became an integral part of the IBM Tivoli framework. Mr. Carney has also held key senior leadership positions at major networking companies including Juniper Networks as its chief operating officer and at Nortel Networks as president of its multi-billion dollar Core IP, Wireless Internet and the Enterprise divisions. Mr. Carney also served at Bay Networks as the executive vice president and general manager of the Enterprise Business Group, the company's largest business unit.
“I believe Brocade is poised to leverage its heritage of strong innovation and significantly disrupt the status quo in the data-networking industry,” said Mr. Carney. “There are profound changes happening across high tech today and Brocade has a great opportunity to lead that transformation through differentiated products and customer focus. Success here will accelerate profitable growth for our company and drive further value for our shareholders. I am very excited and honored to lead Brocade at this time.”
“On behalf of the Board, I would like to thank Mike Klayko for his hard work and dedication as Brocade's CEO for the past eight years,” concluded Mr. House. “During his tenure, Brocade gained market leadership in storage networking and Ethernet fabrics while delivering a robust, end-to-end portfolio of networking products. We wish Mike well in his future endeavors.”
For additional background on Lloyd Carney, please visit the Company's website at http://bit.ly/lIhM5f

About Brocade
Brocade (NASDAQ: BRCD) networking solutions help the world's leading organizations transition smoothly to a world where applications and information reside anywhere. (www.brocade.com)

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